Exhibit 99.1

News

Rudolph Technologies Appoints David B. Miller

as Chairman of the Board

Wilmington, Mass. (August 8, 2018)—Rudolph Technologies, Inc. (NYSE: RTEC, the “Company”) announces the appointment of David B. Miller to the role of Chairman of the Board of Directors (the “Board”) with an effective date of August 5, 2018. Mr. Miller’s appointment is subsequent to the Company’s receipt of Thomas G. Greig’s resignation from the position.

“I am grateful for and enjoyed the opportunity to have served as Lead Director and Chairman of the Rudolph Board of Directors,” said Tom Greig. “Dave Miller brings the right skills and industry background to the chairmanship role in order to continue to drive Rudolph’s success. I look forward to supporting him as I continue to serve on our Board of Directors.”

“We greatly appreciate Tom Greig’s leadership over the past six years and his ongoing service,” commented Michael Plisinski, chief executive officer, Rudolph Technologies. “We are pleased to have Dave Miller’s leadership as Chairman while the company continues to focus on the strategy to build a well-balanced and sustainable growth company.”

Mr. Miller, who has been an independent member of Rudolph’s Board for three years, brings significant leadership and practical experience to the chairmanship role. This experience includes over 40 years within the electronics industry, including six years as president of DuPont Electronics & Communications, as well as prior service on the board of SEMI International. He brings to the role a broad international perspective and understanding of global semiconductor and display markets which have been cultivated not only from his global work experience but also as a result of residing in Asia for three years. Mr. Miller’s experience and leadership will further the market growth of Rudolph as it continues to drive its position as a vital supplier within the semiconductor value chain.

About Rudolph Technologies

Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. Headquartered in Wilmington, Massachusetts, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include the benefits to Rudolph to be afforded by the new director as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, personality or philosophical differences which may compromise the functioning of the Board. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission.  As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:

Investors:
Michael Sheaffer
978.253.6273
mike.sheaffer@rudolphtech.com

Trade Press:
Amy Shay
952.259.1794
amy.shay@rudolphtech.com